Exhibit 99.1

February 20, 2020

IDACORP, Inc. Announces Fourth Quarter and Year-End 2019 Results, Initiates 2020 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported fourth quarter 2019 net income attributable to IDACORP of $47.1 million, or $0.93 per diluted share, compared with $26.1 million, or $0.52 per diluted share, in the fourth quarter of 2018. IDACORP reported 2019 net income attributable to IDACORP of $232.9 million, or $4.61 per diluted share, compared with $226.8 million, or $4.49 per diluted share, in 2018.

"IDACORP continued its steady financial performance, achieving its twelfth straight year of growth in earnings per share," said Darrel Anderson, IDACORP’s President and Chief Executive Officer. "The record fourth quarter and full-year results were driven by strong economic activity in Idaho Power's service area, along with solid performance across IDACORP's other subsidiaries. New customers continue to move into the service area, and this customer growth, along with effective cost management, again enabled Idaho Power to preserve tax credits to support future earnings.
“In addition to the unprecedented financial results, Idaho Power achieved its best ever employee safety record and its highest ever residential customer satisfaction score. Idaho Power also continued its strong performance in system reliability, only slightly behind 2018's record result,” added Anderson.
IDACORP is initiating its full year 2020 earnings guidance in the range of $4.45 to $4.65 per diluted share, and Idaho Power does not expect to use any of the tax credits available under the Idaho regulatory stipulation. This earnings guidance assumes normal weather conditions.

Performance Summary

A summary of financial highlights for the quarter ended December 31, 2019 and 2018 is as follows (in thousands, except per share amounts):

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net income attributable to IDACORP, Inc.	$47,136	$26,140	$232,854	$226,801
Average outstanding shares – diluted (000’s)	50,566	50,527	50,537	50,510
IDACORP, Inc. earnings per diluted share	$0.93	$0.52	$4.61	$4.49

The table below provides a reconciliation of net income attributable to IDACORP for the three and twelve months ended December 31, 2019, from the same period in 2018 (items are in millions and are before tax unless otherwise noted).

	Three months ended		Year ended
Net income attributable to IDACORP, Inc. - December 31, 2018		$26.1		$226.8
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	4.7		18.8
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	(2.1)		(21.4)
Idaho fixed cost adjustment revenues	(0.2)		1.0
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and power cost adjustment mechanisms	1.8		(2.8)
Transmission wheeling-related revenues	(2.2)		(5.3)
Other operations and maintenance (O&M) expenses	1.7		8.7
Other changes in operating revenues and expenses, net	(0.6)		(1.7)
Prior period provision for revenue sharing with customers	3.5		5.0
Increase in Idaho Power operating income	6.6		2.3
Non-operating income and expenses, net	9.2		9.9
Income tax expense	2.3		(10.1)
Total increase in Idaho Power net income		18.1		2.1
Other IDACORP changes (net of tax)		2.9		4.0
Net income attributable to IDACORP, Inc. - December 31, 2019		$47.1		$232.9

Net Income - Fourth Quarter 2019
IDACORP's net income increased $21.0 million for the fourth quarter of 2019 compared with the fourth quarter of 2018, primarily due to higher net income at Idaho Power. Customer growth increased operating income by $4.7 million in the fourth quarter of 2019 compared with the fourth quarter of 2018, as the number of Idaho Power customers grew by 2.5 percent during the twelve months ended December 31, 2019. Lower sales volumes on a per-customer basis decreased operating income by $2.1 million in the fourth quarter of 2019 compared with the fourth quarter of 2018, primarily related to lower per-customer industrial sales.
The net increase in retail revenues per MWh increased operating income by $1.8 million in the fourth quarter of 2019 compared with the fourth quarter of 2018. This increase was largely driven by changes in the customer sales mix, as volumes sold to residential customers in the fourth quarter of 2019 made up a greater portion of the customer sales mix compared with the fourth quarter of 2018. Residential customers generally pay a higher per-MWh rate than other customers.

During the fourth quarter of 2019, transmission wheeling-related revenues decreased $2.2 million compared with the fourth quarter of 2018. Idaho Power's open access transmission tariff (OATT) rates decreased 13 percent in October 2019. To a lesser extent, lower volumes also reduced transmission wheeling-related revenues.

Other O&M expenses were $1.7 million lower in the fourth quarter of 2019 compared with the fourth quarter of 2018, as Idaho Power's continued focus on managing other O&M expenses resulted in lower expenses across a number of areas.

Under the Idaho regulatory settlement stipulation approved in October 2014, Idaho Power recorded a $3.5 million provision against revenues for sharing of earnings with customers during the fourth quarter of 2018, based on its estimate of full-year 2018 return on year-end equity in the Idaho jurisdiction (Idaho ROE). Based on its 2019 Idaho ROE, Idaho Power recorded no additional accumulated deferred investment tax credit (ADITC) amortization or provision against current revenues for sharing of earnings with customers in 2019 under the Idaho regulatory settlement stipulation approved in October 2014.

Overall, Idaho Power operating income increased by $6.6 million for the fourth quarter of 2019 compared with the fourth quarter of 2018.

Non-operating income and expenses, net, improved $9.2 million in the fourth quarter of 2019 compared with the fourth quarter of 2018. A temporary deviation from Idaho Power's substantive postretirement plan resulted in a $4.2 million charge in the fourth quarter of 2018 that did not recur in the fourth quarter of 2019. An increase in income from Idaho Power's unconsolidated investment in Bridger Coal Company (BCC) increased non-operating income by $2.6 million in the fourth quarter of 2019 compared with the fourth quarter of 2018, due to lower sales prices at BCC in the fourth quarter of 2018. Also, interest expense on long-term debt was $1.5 million lower during the fourth quarter of 2019 when compared with the fourth quarter of 2018, due to the repurchase and remarketing of the pollution control revenue bonds that was completed in the third quarter of 2019. Finally, allowance for equity funds used during construction increased $1.0 million in the fourth quarter of 2019 as the average construction work in progress balance was higher throughout the quarter compared with the fourth quarter of 2018.

Income tax expense was $2.3 million lower during the fourth quarter of 2019 when compared with the fourth quarter of 2018. Amortization of vintage investment tax credits that became available in 2019 lowered income tax expense by $3.4 million, most of which is not expected to recur. This tax benefit was partially offset by higher pre-tax net income in the fourth quarter of 2019.

At IDACORP Financial Services, Inc. (IFS), a $3.0 million increase in distributions from the sale of low-income housing properties led to higher IFS net income in the fourth quarter of 2019 compared with the fourth quarter of 2018.

Net Income - Full-Year 2019

IDACORP's net income increased $6.1 million for 2019 compared with 2018, primarily due to higher net income at Idaho Power and IFS.

Idaho Power's customer growth of 2.5 percent added $18.8 million to Idaho Power's operating income compared with 2018. Lower sales volumes on a per-customer basis decreased operating income by $21.4 million in 2019 compared with 2018, primarily due to lower irrigation sales. Greater precipitation and more moderate spring and summer temperatures in Idaho Power's service area led agricultural irrigation customers to use 12 percent less energy per customer to operate irrigation pumps during 2019 compared with 2018. To a lesser extent, sales volumes on a per-customer basis in 2019 were negatively affected by lower per-customer commercial and industrial sales.

The net decrease in retail revenues per MWh reduced operating income by $2.8 million in 2019 compared with 2018. As provided by the settlement stipulation approved by the Idaho Public Utilities Commission (IPUC) in 2018 related to income tax reform, retail revenues per MWh in 2019 were reduced by $7.4 million of non-cash accruals for future amortization related to regulatory deferrals that would otherwise be a future liability of Idaho customers, compared with a $1.5 million revenue reduction in 2018. In 2018, a corresponding $4.0 million of non-cash accruals were recorded as other O&M expense for the amortization of specified deferrals. The decrease in retail revenues per MWh from these non-cash accruals was partially offset by changes in the customer sales mix, as volumes sold to residential customers in 2019 made up a greater portion of the customer sales mix compared with 2018. Residential customers generally pay a higher per-MWh rate than other customers.

During 2019, transmission wheeling-related revenues decreased $5.3 million compared with 2018. Idaho Power's OATT rates decreased 10 percent in October 2018 and 13 percent in October 2019. To a lesser extent, lower volumes also reduced transmission wheeling-related revenues.

Other O&M expenses were $8.7 million lower in 2019 compared with 2018, as Idaho Power's continued focus on managing other O&M expenses resulted in lower expenses across a number of areas. Lower bad debt expense reduced other O&M expenses by $1.1 million, due primarily to enhanced collection efforts and a strong economy. Also, other O&M expenses in 2018 included $4.0 million of non-cash amortization expense of regulatory deferrals pursuant to the settlement stipulation approved by the IPUC in 2018 related to income tax reform.

Based on its 2019 Idaho ROE, Idaho Power recorded no additional ADITC amortization or provision against current revenues for sharing of earnings with customers in 2019 under the Idaho regulatory settlement stipulation approved in October 2014. In 2018, Idaho Power recorded a $5.0 million provision against revenues for sharing of earnings with customers.

Non-operating income and expenses, net, increased $9.9 million in 2019 compared with 2018. A temporary deviation from an Idaho Power substantive postretirement plan resulted in a $4.2 million charge in 2018 that did not recur in 2019. Allowance for equity funds used during construction increased $2.8 million in 2019 as the average construction work in progress balance was higher throughout 2019 compared with 2018. Also, investment income from the Rabbi trust associated with Idaho Power's nonqualified defined benefit pension plans increased $2.2 million based on stronger asset returns in 2019 compared with 2018.

During 2018, Idaho Power recorded tax benefits for a $5.7 million remeasurement of deferred taxes resulting from income tax reform and $1.3 million for tax-deductible bond redemption costs incurred in 2018. There was no such remeasurement or bond redemption in 2019. These items, combined with higher pre-tax net income in 2019, resulted in higher income tax expense in 2019 compared with 2018. Amortization of vintage investment tax credits that became available in 2019 lowered income tax expense by $3.4 million, most of which is not expected to recur.

At IFS, a $3.0 million increase in distributions from the sale of low-income housing properties led to higher IFS net income in 2019 compared with 2018.

2020 Annual Earnings Guidance and Estimated Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2020. The 2020 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2020 Estimate(1)	2019 Actual
IDACORP Earnings Guidance (per share)	$ 4.45 – $ 4.65	$4.61
Idaho Power Additional Amortization of ADITCs	None	None
Idaho Power Operating & Maintenance Expense	$ 350 – $ 360	$ 356
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	$ 300 – $ 310	$ 295
Idaho Power Hydroelectric Generation (MWh)	6.5 – 8.5	8.3
(1) As of February 20, 2020.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. Idaho Power's goal of 100% clean energy by 2045 builds on its long history as a clean-energy leader providing reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power's more than 570,000 residential, business, and agricultural customers pay among the nation's lowest prices for electricity. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investments; (b) changes to or the elimination of Idaho Power's cost recovery mechanisms; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, the loss or change in the business of significant customers, or the addition of new customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes; (d) abnormal or severe weather conditions, including conditions and events associated with climate change, wildfires, droughts, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation levels, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (e) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may affect Idaho Power's sale or delivery of electric power or introduce operational or cyber-security vulnerability to the power grid; (f) acts or threats of terrorist incidents, other malicious acts, acts of war, cyber-attacks, the companies' failure to secure data or to comply with privacy laws or regulations, security breaches, or the disruption or damage to the companies' business, operations, or reputation resulting from such events and related litigation or penalties; (g) the expense and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure that Idaho Power may be unable or unwilling to complete or may not be deemed prudent by regulators; (h) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; (i) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (j) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, climate change, or a credit downgrade; (k) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems may constrain resources or cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (l) accidents, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power assets, which can cause unplanned outages, reduce generating output, damage the company assets, operations, or reputation, subject Idaho Power to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties for which Idaho Power may have inadequate insurance coverage; (m) the increased purchased power costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (n) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (o) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (p) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover associated increased costs through rates; (q) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (r) failure to comply with mandatory reliability and security requirements, which may result in penalties, reputation's harm, and operational changes; (s) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of resulting operational changes through insurance or rates, or from third parties; (t) the impacts of economic conditions, including inflation, interest rates, supply costs, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers, and the collection of receivables; (u) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (v) reductions in credit ratings, which could adversely impact access to debt and equity markets, increase borrowing costs, and require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (w) changes in the method for determining LIBOR and the potential replacement of LIBOR and the impact on interest rates for IDACORP's and Idaho Power's credit facilities; (x) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (y) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (z) the assumptions underlying the coal mine reclamation obligations at Bridger Coal Company and related funding requirements; (aa) the ability to continue to pay dividends based on financial performance and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; (bb) Idaho Power's concentration in one industry and one region and the lack of diversification, regional economic condition and regional legislation and regulation; (cc) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to attract and retain skilled workers and third-party vendors, and the ability to adjust the labor cost structure when necessary; and (dd) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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